Exhibit 99.1

Aratana Therapeutics Reports Second Quarter 2017 Financial Results

LEAWOOD, Kan., August 3, 2017 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its second quarter 2017 financial results. For the quarter ended June 30, 2017, Aratana reported total net revenues of $5.2 million and a net loss of $10.4 million or $0.26 diluted loss per share.

“We are pleased with the continued customer adoption of Galliprant and Nocita,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. “In addition, we continue to advance our next wave of therapeutic candidates as evidenced by several recent regulatory submissions and a positive pivotal efficacy study in cats.”

Recent Updates

•

Aratana recorded $3.7 million related to GALLIPRANT® (grapiprant tablets) product sales as finished goods and $804 thousand in GALLIPRANT licensing and collaboration revenue from Elanco Animal Health, a division of Eli Lilly and Company, during the second quarter of 2017. Aratana estimates that as of June 30, 2017, GALLIPRANT is available in more than 10,000 veterinary clinics with more than 75 percent of those clinics having re-ordered the therapeutic.

•

Aratana recorded NOCITA® (bupivacaine liposome injectable suspension) net product sales of $637 thousand in the second quarter of 2017 as compared to $327 thousand in the first quarter of 2017. Aratana believes the increase in sales was driven by continued growth of new accounts and strong re-order rates.

•

In late-June, Aratana re-submitted the prior-approval supplement (PAS) to the U.S. Food and Drug Administration’s (FDA) Center for Veterinary Medicine (CVM) for the transfer and commercial scale-up of the API manufacturing of ENTYCE® (capromorelin oral solution) for appetite stimulation in dogs. Aratana continues to anticipate that ENTYCE will be commercially available by the fall of 2017, depending on the timing of CVM’s approval, if any, of the PAS. Subsequent to the re-submission of the PAS, the Company resumed manufacturing additional commercial inventory of ENTYCE.

•

Aratana submitted pivotal field safety study data for AT-014, an investigational therapeutic for the treatment of canine osteosarcoma, to the U.S. Department of Agriculture in June. Aratana continues to anticipate conditional licensure in the second half of 2017.

•

The Company submitted the safety technical section to CVM for AT-003 (bupivacaine liposome injectable suspension) in cats in June. In July, Aratana announced positive results of a pivotal field effectiveness study evaluating AT-003 in client-owned cats undergoing an elective onychectomy. Data showed AT-003 met protocol-defined efficacy success criteria, which were statistically significant (p < 0.05), and will be used as part of the effectiveness technical section submission to CVM to support the intended NOCITA label expansion to include cats.

•

Aratana’s collaboration partner, VetStem BioPharma, continues the pivotal field safety study and, separately, the pivotal field effectiveness study for AT-016, an adipose-derived allogeneic stem cell therapeutic candidate for osteoarthritis pain in dogs, with results anticipated from both in 2017.

•

Effective July 31, 2017, Aratana amended the terms of the Company’s term loan and revolving credit facility. The Company amended the terms to make interest-only payments on the remaining term loan principal for six months with payments of principal and accrued interest on the loan starting in February 2018. Additionally, the amendment extended the interest-only payment period on the revolving credit facility for an additional 12 months with equal repayments starting November 2018 on the principal and accrued interest over the subsequent 12 months.

Financial Results

The second quarter net loss was $10.4 million or $0.26 diluted loss per share compared to net income of $21.2 million or $0.61 diluted net income per share for the corresponding quarter ended June 30, 2016. Aratana recorded $5.2 million in net revenues for the quarter ended June 30, 2017, which primarily includes approximately $3.7 million related to GALLIPRANT product sales as finished goods under its supply arrangement with Elanco, $804 thousand in GALLIPRANT licensing and collaboration revenue, and $637 thousand in NOCITA net product sales. The second quarter of 2016 included $38.1 million in net revenues of which, $38.0 million was the result of the GALLIPRANT Collaboration Agreement.

The cost of product sales totaled $3.7 million in the second quarter of 2017 in comparison to $1.7 million for the corresponding period in 2016. The increase in the second quarter of 2017 was primarily due to GALLIPRANT supply sold to Elanco for commercial distribution, as well as cost of product sales of NOCITA. In July, pursuant to our Collaboration Agreement, Elanco provided notice of its intent to assume responsibility for manufacturing and its intent to assume the registrations of the therapeutic. Aratana believes the transfers of manufacturing and the registration in the U.S. to Elanco will be completed by December 31, 2017.

Research and development expenses totaled $3.7 million in the second quarter ended June 30, 2017 in comparison to $5.3 million for the quarter ended June 30, 2016. The decrease was primarily due to lower milestone payments as compared to 2016.

Selling, general and administrative expenses totaled $6.9 million for the second quarter ended June 30, 2017 compared to $6.1 million for the corresponding period in 2016. The increase is primarily related to the expanded commercial organization. Aratana expects selling, general and administrative expenses to remain relatively consistent through the remainder of 2017 with the corporate infrastructure substantially in place to support the commercialization of NOCITA and GALLIPRANT, as well as the anticipated commercialization of ENTYCE.

As of June 30, 2017, Aratana had approximately $80.7 million in cash, cash equivalents, restricted cash and short-term investments, which includes approximately $26.0 million in net proceeds from the sale of shares of the Company’s common stock in the second quarter of 2017.

For the full year 2017, the Company continues to estimate operating expenses of approximately $45 million, resulting in a year-end cash balance of approximately $65 million.

The Company believes that its existing cash, cash equivalents, short-term investments and restricted cash of $80.7 million as of June 30, 2017 will allow Aratana to fund the current operating plan and debt obligations through at least 2018. The Company’s current operating plan contemplates the launch of ENTYCE by the fall of 2017, as well as continued growth of our commercially available therapeutics.

Webcast & Conference Call Details

The Company will host a live conference call on Friday, August 4, 2017 at 8:30 a.m. ET to discuss financial results from the second quarter ended June 30, 2017.

Interested participants and investors may access the audio webcast or use the conference call dial-in:

    1 (866) 364-3820 (U.S.)

    1 (855) 669-9657 (Canada)

    1 (412) 902-4210 (International)

A replay of the second quarter results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10110825:

    1 (877) 344-7529 (U.S.)

    1 (855) 669-9658 (Canada)

    1 (412) 317-0088 (International)

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label for full prescribing information  (https://www.elanco.us/galliprant/pdf/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency.  Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf)  for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf)  for more detail.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to dogs and cats in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates for the potential treatment of pain, inappetence, viral diseases, allergy, cancer and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance, our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; Elanco’s intent to assume responsibility for manufacturing and regulatory approval for GALLIPRANT under the Collaboration Agreement; our belief that if our prior approval submission is approved, the Company would be able to make ENTYCE commercially available by the fall of 2017, depending on the timing of CVM’s approval, if any, of the PAS; expectations regarding trends in cost of product sales; anticipated 2017 operating expenses and year-end cash balance; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet’s medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the risk that the securities offering will not close in the timeframe we expect, or at all; the amount of net proceeds we receive from such offering and how we use them may differ from our current expectations; our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets, including BLONTRESS, TACTRESS, AT-007 and AT-011; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013, and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2017, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Licensing and collaboration revenue	$804	$38,000	$1,707	$38,151
Product sales	4,354	47	7,246	68
Total revenues	5,158	38,047	8,953	38,219
Costs and expenses
Cost of product sales	3,691	1,741	6,785	1,760
Royalty expense	353	20	676	38
Research and development	3,700	5,303	8,354	16,052
Selling, general and administrative	6,918	6,148	14,413	12,699
Amortization of intangible assets	86	95	150	190
Impairment of intangible assets	—	2,780	—	2,780
Total costs and expenses	14,748	16,087	30,378	33,519
Income (loss) from operations	(9,590)	21,960	(21,425)	4,700
Other income (expense)
Interest income	88	83	173	160
Interest expense	(871)	(846)	(1,731)	(1,695)
Other expense, net	(7)	(1)	(9)	(36)
Total other expense	(790)	(764)	(1,567)	(1,571)
Net income (loss)	$(10,380)	$21,196	$(22,992)	$3,129
Net income attributable to participating securities	—	(20)	—	(3)
Net income (loss) attributable to common stockholders	$(10,380)	$21,176	$(22,992)	$3,126
Net income (loss) per share attributable to common stockholders:
Net income (loss) per share, basic and diluted	$(0.26)	$0.61	$(0.60)	$0.09
Weighted average shares outstanding, basic	40,206,042	34,762,533	38,486,329	34,708,006
Weighted average shares outstanding, diluted	40,206,042	34,938,455	38,486,329	34,779,786

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$80,317	$88,303
Accounts receivable, net and prepaid expenses and other current assets	11,498	2,109
Inventories	6,961	11,130
Total current assets	98,776	101,542
Property and equipment, net	1,503	1,948
Goodwill	40,500	39,382
Intangible assets, net	11,033	7,639
Restricted cash	350	350
Other long-term assets	555	545
Total assets	$152,717	$151,406
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$7,504	$13,263
Licensing and collaboration commitment	7,000	7,000
Current portion – loans payable	8,797	14,413
Other current liabilities	—	12
Total current liabilities	23,301	34,688
Loans payable, net	29,296	25,775
Other long-term liabilities	72	540
Total liabilities	52,669	61,003
Total stockholders’ equity	100,048	90,403
Total liabilities and stockholders’ equity	$152,717	$151,406